Exhibit (n)(1)

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

June 2, 2005

The Board of Managers of the Fund

875 Third Avenue

New York, New York 10152

Re:	Aetos Capital Opportunities Fund, LLC (File Nos. 332-123305; 811-21728)

Ladies and Gentlemen:

We have acted as counsel in connection with the formation of the Aetos Capital Opportunities Fund, LLC (the “Fund”), a Delaware limited liability company organized on March 11, 2005, and the offering of interests therein (the “Offering”). At your request, these opinions as to the status of the Fund for Federal income tax purposes are being furnished to you.

In rendering the opinion set forth herein, we have examined and relied, with your consent, on the Limited Liability Company Agreement of the Fund, dated as of March 30, 2005 (the “LLC Agreement”), the Fund’s Prospectus and Statement of Additional Information, each subject to completion and dated June 1, 2005 (collectively, the “Offering Memorandum”), the Confidential Private Placement Memorandum for the offering of Participating Shares in several Cayman Islands Exempted Companies (each, a “Cayman Fund”), dated June 1, 2005 (the “Cayman PPM”), and the forms of Aetos Alternatives Management Investment Management Agreement (Tax-Exempt Investors) and Aetos Alternatives Management Investment Management Agreement (Taxable Investors), to be entered into by prospective investors in the Fund (the “Investment Management Agreements”). We have also examined and relied, with your consent, on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Fund at all times has been, and will continue to be, organized and operated in accordance with the terms of such documents. We have also assumed the accuracy of the statements and description of the Fund’s intended activities as described in the Offering Memorandum and that the Fund has operated, and will continue to operate, in accordance with the LLC Agreement and the method of operation described in the Offering Memorandum. Additionally, we have assumed that the investors in the Fund (or, in the case of investors who invest in the Fund through a Cayman Fund, such Cayman Fund) will not make a Withdrawal Request or Repurchase Request except on the terms specifically provided in the Offering Memorandum or the Cayman PPM, whichever is applicable.

Based on and subject to the foregoing, we are of the opinion that for Federal income tax purposes: (i) at all times during which the Fund has two or more members, the Fund will be classified as a partnership, and each member of the Fund will be treated as a partner of such partnership; and (ii) the Fund will not be classified or treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation.

The opinion stated above represents our conclusions as to the application of the Federal income tax laws of the United States of America existing as of the date of this letter, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion and might adversely affect the Federal income tax status of the Fund, and any such changes may apply retroactively. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and accuracy of the assumptions and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the opinion referred to herein.

The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied with respect to any other matter; (ii) is as of the date hereof; and (iii) except as otherwise expressly provided herein, is rendered by us solely for your benefit in connection with the Offering and may not be distributed, copied or provided to or relied upon by any person or entity other than you without our express written consent. We do not assume any continuing obligation or responsibility to advise you of any changes in law, or any change of circumstances of which we become aware, which may affect either of the opinions expressed herein, or to update, revise or supplement any opinion herein for any reason whatsoever.

We consent to the reference to our firm under the heading “Taxes - Tax Treatment of Fund Operations - Classification of the Funds” in the Prospectus and under the heading “Tax Aspects - Tax Treatment of Fund Operations - Classification of the Funds” in the Statement of Additional Information included in the Registration Statement on Form N-2, as amended, for the Fund. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Clifford Chance US LLP